UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2018

ADVAXIS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36138	02-0563870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road East Princeton, New Jersey, 08540
(Address of Principal Executive Offices)

(609) 452-9813

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 6, 2018, Advaxis, Inc. (“Advaxis” or the “Company”) announced the appointment of Molly Henderson as Executive Vice President and Chief Financial Officer of the Company, effective June 6, 2018.

Ms. Henderson, 47, joins the company having over 20 years of operating company experience, most recently with Iovance Biotherapeutics, (formerly Lion Biotechnologies, Inc.) (Nasdaq: IOVA), an immuno-oncology company where she was responsible for all SEC and financial related matters including raising $100 million in equity capital. In her over twenty years of financial experience, Ms. Henderson brings to Advaxis a demonstrated set of skills that includes operational efficiency, fund raising, M&A evaluation, investor relations, accounting and financial controls. Prior to Iovance, for more than a decade Ms. Henderson was Chief Financial Officer of VirtualScopics, Inc. (formerly Nasdaq: VSCP) during a period when the company evolved from an early stage company to a publicly-traded, profitable business serving the biotechnology and pharmaceutical industries. Earlier in her career Ms. Henderson was Corporate Controller at Ultralife Corporation and an expert advisor to entrepreneurs in Switzerland. She began her career as an audit manager at PricewaterhouseCoopers. Ms. Henderson holds an MBA and a BS in Accounting from the University at Buffalo. She is a licensed CPA (inactive) in the State of New York.

The Company and Ms. Henderson entered into an Employment Agreement (the “Employment Agreement”) effective as of June 6, 2018, pursuant to which Ms. Henderson’s base salary will be $375,000 per year, and she will have the opportunity to earn annual incentive awards with a target amount as a percentage of her base salary (prorated for fiscal year 2018). Ms. Henderson will also have the opportunity to earn a special bonus in the amount of $50,000, based on the Company completing a financing transaction or in the event of a change in control of the Company. In addition, Ms. Henderson received a one-time equity award consisting of 250,000 stock options. She will be eligible to participate in the Company’s group health insurance plan and other benefit plans applicable to the Company’s senior executives.

Pursuant to the Employment Agreement, if the Company terminates Ms. Henderson’s employment without Just Cause or if she resigns her employment for Good Reason, Ms. Henderson will be entitled to 12 months of continued salary, a pro rata bonus, continued health benefits at active-employee rates for 12 months, and full vesting of outstanding equity awards. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of this document, which is filed hereto as Exhibit 10.1, and is incorporated herein by reference.

No family relationships exist between Ms. Henderson and any of the Company’s directors or other executive officers. There are no arrangements between Ms. Henderson and any other person pursuant to which Ms. Henderson was selected as an officer or director, nor are there any transactions to which the Company is or was a participant and in which Ms. Henderson has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is filed as part of this report:

Exhibit Number	Description

10.1	Employment Agreement by and between Advaxis, Inc. and Molly Henderson, dated June 6, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.
(Registrant)
Date: June 6, 2018
	By:	/s/ Kenneth A. Berlin
Kenneth A. Berlin
President, CEO and Director